Filed Pursuant to Rule 424(b)(3) and (b)(7)

Registration No. 333-138548

Prospectus Supplement

(To prospectus dated November 15, 2006)

5,446,624 Shares

Sprint Nextel Corporation

Series 1 Common Stock

This prospectus supplement and the accompanying prospectus relate to the resale of shares of our series 1 common stock owned by the selling shareholders identified on page S-10 of this prospectus supplement. The shares of common stock offered hereby were acquired by the selling shareholders in a transaction exempt from the registration requirements of the federal securities laws.

The selling shareholders may sell the common stock as described in the section of this prospectus supplement entitled “Plan of Distribution.” The prices at which the selling shareholders may sell the common stock will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the common stock offered hereby. We have paid the fees and expenses incident to the registration of the shares.

Our series 1 common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “S.” On October 3, 2007, the closing sales price for our common stock was $18.76 per share.

Investing in our common stock involves risks. See “ Risk Factors” on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

October 4, 2007

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Series 1 Common Stock, $2.00 par value, to be offered for resale by selling shareholders	5,446,624 shares	$18.78	$102,287,599	$3,140

(1)	Based upon the average of the high and low sales prices of the common stock as reported by the New York Stock Exchange on September 27, 2007, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” herein and in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates. Each time a selling shareholder sells any of the common stock offered hereby, the selling shareholder is required to provide you with any applicable prospectus supplement and accompanying prospectus. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus supplement and accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and accompanying prospectus and any subsequent prospectus supplement, you should rely on the information in the latest prospectus supplement.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “Sprint Nextel,” “we,” “us,” “our” or similar references mean Sprint Nextel Corporation and its subsidiaries.

Where You Can Find More Information

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

Our SEC filings are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our SEC filings are also available on our website at www.sprint.com, although the information on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of certain of the documents referred to in this prospectus supplement have been filed with or are incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4283.

This prospectus supplement incorporates by reference the following documents that we have filed with the SEC but have not included or delivered with this prospectus supplement and the accompanying prospectus:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 1, 2007;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed on August 9, 2007;

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Current reports on Form 8-K filed on August 18, 2005 (only with respect to Exhibits 99.17 and 99.18), as amended by Form 8-K/A filed on December 5, 2005; February 7, 2007, as amended by Form 8-K/A filed February 21, 2007; February 28, 2007 (relating to our amended and restated by-laws); March 6, 2007, May 10, 2007, June 22, 2007 and August 7, 2007; and

•	Description of the series 1 common stock included in Amendment 8 to the Form 8-A/A filed August 12, 2005.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement until the offering of the securities covered by this prospectus supplement has been completed or terminated, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

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the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

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the impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel Communications, Inc. businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the third-party affiliates, or PCS Affiliates, that provide wireless personal communications services, or PCS, under the Sprint® brand name that we have acquired, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

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the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

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the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

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the inability of third parties to perform to our requirements under agreements related to our business operations, including a significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications, or to develop new technologies or features for our integrated Digital Enhanced Network, or iDEN®, network;

•	the impact of adverse network performance;

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the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 megahertz, or MHz, band used to operate our iDEN network, as contemplated by the Federal Communications Commission’s, or FCC’s, Report and Order, released in August 2004 as supplemented;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

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one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

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other risks referenced from time to time in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2006, in Part I, Item 1A, “Risk Factors,” which is incorporated herein by reference, and any subsequent quarterly reports on Form 10-Q.

Risk Factors

Risks Related to the Sprint-Nextel Merger, Other Acquisitions and the Spin-Off of Embarq Corporation

We may not be able to successfully integrate the businesses of Nextel, the acquired PCS Affiliates or Nextel Partners with ours and realize the anticipated benefits of the merger and acquisitions.

We continue to devote significant management attention and resources to integrating the Nextel wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future in connection with these integration efforts include the following:

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integrating our code division multiple access, or CDMA, and iDEN wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining and simplifying diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships;

•	consolidating and integrating duplicative facilities and operations, including back-office systems; and

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addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining our focus on providing consistent, high quality customer service and meeting our operational and financial goals.

The process of integrating Nextel’s operations with ours has caused, and may in the future cause, interruptions of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations has had, and could continue to have, an adverse effect on our business, financial condition or results of operations. We may also incur additional and unforeseen expenses in connection with the integration efforts. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.

During 2005 and 2006, we also acquired six PCS Affiliates and Nextel Partners. In addition, we acquired another PCS Affiliate in August 2007. The process of integrating the business practices, operations and support functions of these companies involves challenges similar to those identified above and could add to those challenges by placing a greater strain on our management and employees.

We are subject to exclusivity provisions and other restrictions under our arrangements with the remaining independent PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel and Nextel Partners in the geographic areas served by those PCS Affiliates, and we could incur significant costs to resolve issues related to the merger under these arrangements.

The arrangements with the three independent PCS Affiliates restrict our and their ability to own, operate, build or manage specified wireless communication networks or to sell certain wireless services within specified geographic areas. One of these PCS Affiliates has litigation pending against us asserting that actions that we have taken or may take in the future in connection with our integration efforts are inconsistent with our obligations under our agreements with them, particularly with respect to the restrictions noted above. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel and Nextel Partners in the areas served by those PCS Affiliates. We could incur significant costs to resolve these issues.

We are subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to retain the tax-free treatment for the spin-off of Embarq.

The spin-off of our local communications business, which is now an independent, publicly traded company known as Embarq Corporation, cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock, or the stock of Embarq, is acquired or issued as part of a plan, or series of related transactions, that includes the spin-off. Because the Sprint-Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the stock of Embarq) for purposes of this analysis, we are subject to restrictions on certain acquisitions using our stock and other issuances of our stock in order to retain the tax-free treatment for the spin-off. These restrictions apply to transactions occurring subsequent to the spin-off that are deemed to be part of a plan or series of transactions related to the Sprint-Nextel merger and the Embarq spin-off. Under applicable tax law, transactions occurring within two years of the spin-off are presumed to be pursuant to such a plan unless we can establish the contrary. At this time, it is not possible to determine how long these restrictions will apply, or whether they will have a material impact on us.

If the spin-off of Embarq does not qualify as a tax-free transaction, tax could be imposed on both our shareholders and us.

We received a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off of Embarq in May, 2006 qualifies for tax-free treatment under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended, or Code. In addition, we obtained opinions of counsel from each of Cravath, Swaine & Moore LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP that the spin-off so qualifies. The IRS ruling and the opinions rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Embarq’s and our business. The IRS private letter ruling does not address all the issues that are relevant to determining whether the distribution qualifies for tax-free treatment. The IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated, or if it disagrees with the conclusions in the opinions that are not covered by the IRS private letter ruling. If the distribution fails to qualify for tax-free treatment, it will be treated as a taxable distribution to our shareholders in an amount equal to the fair market value of Embarq’s equity securities (i.e., Embarq’s common stock issued to our common shareholders) received by them. In addition, we would be required to recognize gain in an amount up to the fair market value of the Embarq equity securities that we distributed on the distribution date plus the fair market value of the senior notes of Embarq received by us.

Furthermore, subsequent events, some of which are not in our control, could cause us to recognize gain on the distribution. For example, even minimal acquisitions of our equity securities or Embarq’s equity securities that are deemed to be part of a plan or a series of related transactions that include the distribution and the Sprint-Nextel merger could cause us to recognize gain on the distribution.

Risks Related to Our Business and Operations

We face intense competition that may reduce our market share and harm our financial performance.

Our operating segments face intense competition. Our ability to compete effectively depends on, among other things, the factors discussed below.

If we are not able to attract and retain customers, our financial performance could be impaired.

Our ability to compete successfully for new customers and to retain our existing customers will depend on:

•	our marketing and sales and service delivery activities, and our credit and collection policies;

•	our ability to anticipate and develop new or enhanced products and services that are attractive to existing or potential customers; and

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our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced by our competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by our competitors.

A key element in the economic success of communications carriers is the ability to retain customers as measured by the rate of subscriber churn. Our ability to retain customers and reduce our rate of churn is affected by a number of factors including, with respect to our wireless business, the actual or perceived quality and coverage of our network and the attractiveness of our service offerings. For example, peak usage in certain metropolitan markets is being impacted by capacity constraints of the iDEN network, which in turn adversely affects customer satisfaction and churn. Our ability to retain customers also is affected by competitive pricing pressures and the quality of our customer service. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margins of, our wireless operations or our operations as a whole.

As the wireless market matures, we must increasingly seek to attract customers from competitors and face increased credit risk from first time wireless subscribers.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. The higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in a higher rate of involuntary churn and increased bad debt expense.

Competition and technological changes in the market for wireless services could negatively affect our average revenue per user, subscriber churn, our ability to attract new subscribers and operating costs, which would adversely affect our revenues, growth and profitability.

We compete with several other wireless service providers in each of the markets in which we provide wireless services. As competition among wireless communications providers has increased, we have created pricing plans that have resulted in declining average revenue per minute of use for voice services, a trend which we expect will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology and the deployment of unlicensed spectrum devices. This change causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. Rapid change in technology may lead to the development of wireless communications technologies or alternative services that are superior to our technologies or services or that consumers prefer over ours. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.

Mergers or other business combinations involving our competitors and new entrants, including mobile virtual network operators, or MVNOs, beginning to offer wireless services may also continue to increase competition. These wireless operators may be able to offer subscribers network features or products and services not offered by us, coverage in areas not served by either of our wireless networks or pricing plans that are lower than those offered by us, all of which would negatively affect our average revenue per user, subscriber churn, ability to attract new subscribers, and operating costs. For example, AT&T and Verizon Wireless now offer competitively-priced wireless services packaged with local and long distance voice and high-speed Internet services, and our Boost Mobile-branded prepaid service competes with a number of regional carriers, including Metro PCS Communications, Inc. and Leap Wireless International, Inc., which offer competitively-priced calling plans that include unlimited local calling.

One of the primary differentiating features of our Nextel-branded service is the two-way walkie-talkie service available on our iDEN network. A number of wireless equipment vendors, including Motorola, which supplies equipment for our Nextel-branded service, have begun to offer wireless equipment that is capable of providing walkie-talkie services that are designed to compete with our walkie-talkie services. Several of our competitors have introduced handsets that are capable of providing walkie-talkie services. If these competitors’ services are perceived to be or become, or if any such services introduced in the future are, comparable to our Nextel-branded walkie-talkie services, a key competitive advantage of our Nextel service would be reduced, which in turn could adversely affect our business.

Failure to improve wireless subscriber service and failure to continue to enhance the quality and features of our wireless networks and meet capacity requirements of our subscriber growth could impair our financial performance and adversely affect our results of operations.

We must continually make investments and incur costs in order to improve our wireless subscriber service and remain competitive. In connection with our continuing enhancement of the quality of our wireless networks and related services, we must:

•	maintain and expand the capacity and coverage of our networks;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations;

•	obtain adequate quantities of system infrastructure equipment and handsets, and related accessories to meet subscriber demand; and

•	obtain additional spectrum in some or all of our markets, if and when necessary.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers, resulting in decreased revenues. Even if we continuously upgrade our wireless networks, there can be no assurance that existing subscribers will not prefer features of our competitors and switch wireless providers.

Consolidation and competition in the wholesale market for wireline services could adversely affect our revenues and profitability.

Our wireline segment competes with AT&T, Verizon Communications, Qwest Communications International, Inc., Level 3 Communications, Inc., and cable operators, as well as a host of smaller competitors, in the provision of wireline services. Some of these companies have built high-capacity, Internet Protocol, or IP, based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may allow them to maintain profitability while offering services at a price below that which we can offer profitably. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. AT&T and Verizon, as a result of their acquisitions, continue to be our two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers, or ILECs, to serve our long distance customers, and payments to ILECs for these facilities are a significant cost of service for our wireline segment. The long distance operations of AT&T and Verizon have cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the incumbent local carrier.

Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry. In addition, the technology we use may place us at a competitive disadvantage.

We develop, test and deploy various new technologies and support systems intended to enhance our competitiveness by both supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our customers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Our wireless networks provide services utilizing CDMA and iDEN technologies. Wireless subscribers served by these two technologies represent a smaller portion of global wireless subscribers than the subscribers served by wireless networks that utilize global system for mobile communications, or GSM, technology. As a result, our costs with respect to both CDMA and iDEN network equipment and handsets may continue to be higher than the comparable costs incurred by our competitors who use GSM technology, which places us at a competitive disadvantage.

The blurring of the traditional dividing lines between long distance, local, wireless, video and Internet services contribute to increased competition.

The traditional dividing lines between long distance, local, wireless, video and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets we serve. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services.

We expect competition to intensify across all of our business segments as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. To the extent we do not keep pace with technological advances or fail to timely respond to changes in the competitive environment affecting our industry, we could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues, growth and profitability.

If we are unable to meet our future capital needs relating to investment in our networks and other obligations, it may be necessary for us to curtail, delay or abandon our business growth plans. If we incur significant additional indebtedness to fund our plans, it could cause a decline in our credit rating and could increase our borrowing costs or limit our ability to raise additional capital.

We likely will require additional capital to make the capital expenditures necessary to implement our business plans and support future growth of our wireless business and satisfy our debt service requirements. In addition, we may incur additional debt in the future for a variety of reasons, including future acquisitions. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our credit rating, financial performance, general economic conditions and prevailing market conditions. Some of these factors are beyond our control. Failure to obtain suitable financing when needed could, among other things, result in our inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, or if we do not continue to generate sufficient cash from our operations, our credit rating could be adversely affected, which would likely increase our future borrowing costs and could affect our ability to access capital.

We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service and related support to our wireless subscribers and have outsourced many aspects of our customer care and billing functions to third parties. We also have entered into an agreement whereby a third party has leased or operates a significant number of our communications towers, and we sublease space on these towers. As a result, we must rely on third parties to perform certain of our operations and, in certain circumstances, interface with our customers. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

The intellectual property rights utilized by us and our suppliers and service providers may infringe on intellectual property rights owned by others.

Some of our products and services use intellectual property that we own. We also purchase products from suppliers, including handset device suppliers, and outsource services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. We and some of our suppliers and service providers have received, and may receive in the future, assertions and claims from third parties that the products or software utilized by us or our suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require us or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. Such claims and assertions also could subject us to costly litigation and significant liabilities for damages or royalty payments, or require us to cease certain activities or to cease selling certain products and services.

All suppliers of our CDMA handsets license intellectual property from Qualcomm Incorporated. Some of this Qualcomm intellectual property has been found to infringe on certain patents owned by Broadcom Corporation. If use of this intellectual property is enjoined and these claims are not resolved, we may be unable to obtain CDMA handsets that are the subject of these claims, including handsets that utilize Qualcomm’s QChat® technology, which we intend to use to provide walkie-talkie services on our CDMA network.

If Motorola is unable or unwilling to provide us with equipment and handsets in support of our iDEN-based services, as well as anticipated handset and infrastructure improvements for those services, our operations will be adversely affected.

Motorola is our sole source for most of the equipment that supports the iDEN network and for all of the handsets we offer under the Nextel brand except primarily for BlackBerry devices. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of iDEN handsets is generally higher than handsets that do not incorporate a similar multi-function capability. This difference may make it more difficult or costly for us to offer handsets at prices that are attractive to potential customers. In addition, the higher cost of iDEN handsets requires us to absorb a larger part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. Also, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to subscribers of services on our iDEN network, as well as our recently introduced PowerSource dual-mode handset. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. In addition, because iDEN technology is not as widely adopted and has fewer subscribers than other wireless technologies and because we expect that over time more of our customers will utilize service offered on our CDMA network, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets. Further, our ability to timely and efficiently implement the spectrum reconfiguration plan in connection with the FCC’s Report and Order is dependent, in part, on Motorola.

The reconfiguration process contemplated by the FCC’s Report and Order may adversely affect our business and operations, which could adversely affect our future growth and operating results.

In order to accomplish the reconfiguration of the 800 MHz spectrum band that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum on our iDEN network in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our iDEN network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two, particularly if the replacement 800 MHz spectrum is not available for a significant period of time. The FCC recently ordered that we vacate a portion of the 800 MHz spectrum that we currently use, even if the applicable public safety licensee is not ready to relocate to the vacated spectrum. A delay by a public safety licensee in relocating to the vacated spectrum, absent grant of a waiver by the FCC, would delay when we could commence use of the replacement 800 MHz spectrum. Degradation in network performance in any market could result in higher subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. We believe that the reconfiguration process has contributed adversely to the capacity and performance of our iDEN network, particularly in some of our more capacity constrained markets. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 gigahertz, or GHz, spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

Government regulation could adversely affect our prospects and results of operations, and the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.

The FCC and other federal, state and local governmental authorities have jurisdiction over our business and could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

•	how radio spectrum is used by licensees;

•	the nature of the services that licensees may offer and how such services may be offered; and

•	resolution of issues of interference between spectrum bands.

Various states are considering regulations over terms and conditions of service, including such things as certain billing practices and consumer-related issues, that may not be preempted by federal law. If imposed, these regulations could increase the costs of our wireless operations.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. There is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given license area could result in revocation of the license for that license area.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. It is considering new “harmful interference” concepts that might permit unlicensed users to “share” licensed spectrum. These new uses could adversely impact our utilization of our licensed spectrum, and our operational costs.

Wireless providers must implement enhanced 911, or E911, capabilities in accordance with FCC rules. We were unable to satisfy the requirement that 95% of our iDEN subscriber base have assisted-global positioning satellite capable handsets by December 31, 2005. The matter has been referred to the FCC’s Enforcement Bureau for further action, which could result in fines, new deadlines for compliance or further actions by us to encourage our customers to upgrade their handsets so we can fulfill the 95% requirement.

Depending upon their outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by our wireline and wireless segments for special access services in the future. Similarly, depending on their outcome, the FCC’s proceedings on the regulatory classification of voice over IP, or VoIP, services could affect the intercarrier compensation rates and the level of universal service fund, or USF, contributions paid by us.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Use of Proceeds

This prospectus supplement relates to the offer and sale of our series 1 common stock by the selling shareholders identified herein. We will not receive any proceeds from the sale of the shares of series 1 common stock by these selling shareholders.

Selling Shareholders

The following table sets forth information regarding the selling shareholders who may dispose of shares of our series 1 common stock, referred to herein as the common stock, under this prospectus supplement and the accompanying prospectus. The table provides certain information regarding the beneficial ownership of the selling shareholders as of October 4, 2007. We have prepared this table based on information furnished to us by or on behalf of the selling shareholders, and have not independently verified such information.

Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes below, we believe that the selling shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on shares of our common stock issued and outstanding as of the date of this prospectus supplement.

Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus supplement and the accompanying prospectus, no estimate can be given as to the amount of the shares that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information to us for inclusion in the following table.

Except as described in this prospectus supplement and the accompanying prospectus, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

We issued the shares of common stock being sold under this prospectus supplement in a private placement which closed on October 4, 2007, in connection with an asset acquisition. In connection with that transaction, we agreed with the selling shareholders to make effective a shelf registration statement to register the disposition of the shares, and to maintain and update the shelf registration statement for a period of one year after closing, subject to certain limitations.

For purposes of the table below, we have assumed that, after completion of the offering, all of the shares covered by this prospectus supplement and the accompanying prospectus will be sold by the selling shareholders.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name of Selling Shareholders	Number	Percentage (%)	Shares Offered Hereby	Number	Percentage (%)
Selling shareholders who in the aggregate hold less than 1% of our common stock	5,446,624	*	5,446,624	0	*

*	Less than 1.0%

Plan of Distribution

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on the NYSE or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use one or more of the following methods when selling shares:

•	privately-negotiated transactions;

•	ordinary brokerage transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	a combination of any of the above methods; or

•	any other method permitted by applicable law.

The selling shareholders may also sell all or a portion of their shares under Rule 144 under the Securities Act, provided they meet the criteria, rather than pursuant to this prospectus supplement and the accompanying prospectus. If a selling shareholder uses this prospectus supplement and the accompanying prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, commissions received by broker-dealers or agents or any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock offered by a selling shareholder will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has confirmed to us that it does not have any agreement, arrangement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have paid the fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to maintain and update this prospectus supplement until October 6, 2008, subject to certain exceptions.

Description of Sprint Nextel Common Stock

The description of the general terms and provisions of our common stock set forth under the caption “Description of Sprint Nextel Common Stock” in the accompanying prospectus is hereby amended as described below.

Rights Plan

Under our rights plan with UMB Bank, n.a., certain rights were previously attached to each share of our common stock outstanding. On June 25, 2007, all rights available under the rights plan expired pursuant to their terms.

Experts

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to a change in the method of quantifying errors in 2006 and the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the audit excluded an evaluation of the internal control over financial reporting of Nextel Partners, Inc., which was acquired by Sprint Nextel Corporation during 2006.

With respect to the unaudited interim financial information for the periods ended March 31, 2007 and 2006 and June 30, 2007 and 2006, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Sprint Nextel’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Nextel Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated in this prospectus supplement by reference in the Current Report on Form 8-K dated August 18, 2005 (as amended by the Current Report on Form 8-K/A dated December 5, 2005) of Sprint Nextel Corporation have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated balance sheet of Nextel Communications, Inc. and subsidiaries as of June 30, 2005, and the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2005 and 2004, and of cash flows for the six-month periods ended June 30, 2005 and 2004, and the condensed consolidated statement of changes in stockholders’ equity for the six-month period ended June 30, 2005 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Current Report on Form 8-K/A dated December 5, 2005 of Sprint Nextel Corporation and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Legal Matters

The legality of the shares offered hereby has been passed on by Polsinelli Shalton Welte Suelthaus P.C., Kansas City, Missouri.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, together or separately:

(1)	common stock;

(2)	preferred stock;

(3)	preferred stock represented by depositary shares;

(4)	debt securities, which may be senior debt securities or subordinated debt securities;

(5)	warrants;

(6)	purchase contracts; and

(7)	units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of the securities and their offering prices in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest in any of these securities.

Our series 1 common shares are traded on the New York Stock Exchange under the symbol “S.” On November 14, 2006 the last reported sale price of our series 1 common shares was $20.44 per share.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 15, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus, the prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Sprint Nextel,” “we,” “us,” “our” or similar references mean Sprint Nextel Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060. Our SEC filings are also available on our website at www.sprint.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4283. This prospectus incorporates by reference the following documents:

•

Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 7, 2006, as amended by Form 10-K/A filed on March 31, 2006 and as amended by Form 10-K/A 2 filed on October 10, 2006;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006;

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed on November 9, 2006;

•

Current reports on Form 8-K filed on August 18, 2005 (only with respect to Exhibits 99.17 and 99.18), as amended by Form 8-K/A filed on December 5, 2005, February 1, 2006, February 10, 2006, February 22, 2006 (of the two current reports on Form 8-K filed on February 22, 2006, only the filing made under Item 1.01 is incorporated herein by reference), March 6, 2006, April 20, 2006, April 21, 2006, May 3, 2006, May 23, 2006, June 16, 2006, June 27, 2006, July 27, 2006, August 3, 2006 (only the information reported under Item 8.01 is incorporated herein by reference), August 22, 2006, September 18, 2006, October 10, 2006, November 1, 2006 and November 14, 2006;

•	the description of the series 1 common stock included in Amendment 8 to the Form 8-A/A filed August 12, 2005; and

•	the description of the preferred stock purchase rights included in Amendment 6 to the Form 8-A/A filed August 8, 2005.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•	the uncertainties related to the benefits of our merger with Nextel Communications, Inc., including anticipated synergies and cost savings and the timing thereof;

•

the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of certain of the third party affiliates, or PCS Affiliates, that provide wireless personal communications services, or PCS, under the Sprint® brand that we have acquired, and Nextel Partners, Inc., including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless segment to continue to grow and improve profitability;

•	the ability of our long distance segment to achieve expected revenues;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•	the inability of third parties to perform to our requirements under agreements related to our business operations;

•

no significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our integrated Digital Enhanced Network, or iDEN®, network;

•

the impact of adverse network performance, including, but not limited to, any performance issues resulting from reduced network capacity and other adverse impacts resulting from the reconfiguration of the 800 megahertz, or MHz, band used to operate our iDEN network, as contemplated by the Federal Communications Commission’s, or FCC’s, Report and Order, released in August 2004 as supplemented thereafter;

•

the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order, deployment of enhanced 911, or E911, services on the iDEN network and privacy-related matters;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, as amended, in Part I, Item 1A, “Risk Factors,” as well as in Exhibit 99.1 to our Form 8-K filed September 18, 2006, each of which is incorporated herein.

ABOUT SPRINT NEXTEL CORPORATION

We are a global communications company offering a comprehensive suite of wireless and wireline communications products and services that are designed to meet the needs of our targeted customer groups: individuals and small to mid-sized businesses, and large enterprises and government customers. Although our operations are divided into two lines of business, wireless and long distance, we have organized our sales and distribution efforts to focus on the needs of our targeted customer groups, which enables us to create customer- focused communications solutions that can incorporate any of our wireless and wireline services and their capabilities to meet the specific needs of these customer groups. We are one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone.

We maintain our principal executive offices at 2001 Edmund Halley Drive, Reston, Virginia 20191. Our telephone number there is (703) 433-4000. The address of our website is www.sprint.com. Information on our website does not constitute a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

For purposes of calculating the ratios,

(i) earnings include:

•	income (loss) from continuing operations before income taxes, less the effect of

•	equity in the net earnings (losses) of less-than-50% owned entities, and

•	capitalized interest; and

(ii) fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt issuance costs; and

•	the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

The ratio of earnings to fixed charges is calculated as follows:

(earnings + fixed charges)
(fixed charges)

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(earnings + fixed charges)
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends
1- (Sprint Nextel’s effective income tax rate)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2006	2005	2005	2004		2003		2002		2001
Ratio of Earnings to Fixed Charges	1.58	1.92	1.63	—	(a)	—	(b)	—	(c)	—	(d)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.57	1.91	1.62	—	(a)	—	(b)	—	(c)	—	(d)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $3.3 billion in 2004.
(b)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $2.1 billion in 2003.
(c)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $1.1 billion in 2002.
(d)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $4.0 billion in 2001.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general business purposes, which may include, among other things, network expansion or enhancement, financing acquisitions, repurchasing our outstanding debt and equity securities, debt service requirements and redemptions of long-term debt, or for other general working capital requirements. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds.

DESCRIPTION OF SPRINT NEXTEL COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our articles of incorporation and bylaws for additional information before you purchase any shares of our common stock.

General

Our articles of incorporation provide that we may issue up to 6,000,000,000 shares of series 1 common stock, par value $2.00 per share; 500,000,000 shares of series 2 common stock, par value $2.00 per share (together with the series 1 common stock, the “Voting Common Stock”); and 100,000,000 shares of non-voting common stock, par value $0.01 per share. As of October 31, 2006, 2,777,478,227 shares of series 1 common stock, 79,831,333 shares of series 2 common stock and 37,594,109 shares of non-voting common stock were outstanding.

Voting Powers

General

Except as otherwise provided by law, as set forth in our articles of incorporation or as otherwise provided by the terms of any outstanding non-voting common stock or any outstanding series of preferred stock, the holders of series 1 common stock and series 2 common stock will vote together with the holders of all other classes or series of capital stock that have general voting power on all matters as a single class. The holders of series 1 common stock and series 2 common stock, voting together as a separate class, are entitled to vote on a proposed amendment to our articles of incorporation if the amendment would:

•	increase or decrease the number of authorized shares of series 1 common stock or series 2 common stock;

•	increase or decrease the par value of the shares of series 1 common stock or series 2 common stock; or

•	alter or change the powers, preferences or special rights of the shares of series 1 common stock or series 2 common stock so as to affect them adversely.

Except as otherwise provided by law or as described below, the holders of non-voting common stock will have no right to vote on any matter. Our articles of incorporation provide that the holders of non-voting common stock have the right to vote, as a separate class, on any fundamental change in which shares of non-voting common stock would be treated differently from shares of series 1 common stock. A fundamental change is any merger, consolidation, reorganization of us or reclassification by us of our shares of capital stock, any amendment to our articles of incorporation or any liquidation, dissolution or winding up of us. However, the holders of the non-voting common stock do not have the right to vote on a fundamental change in which the only difference in treatment is that the holders of series 1 common stock would be entitled to receive equity securities with full voting rights and the holders of non-voting common stock would be entitled to receive equity securities that have voting rights substantially identical to the voting rights of the non-voting common stock and that are convertible:

•	with respect to holders of non-voting common stock other than Motorola, upon any Voting Conversion Event (as defined below under “—Optional Conversion of Non-voting Common Stock”); or

•	with respect to Motorola, upon any distribution, disposition or sale, or upon a Motorola Conversion Event (as defined below under “—Optional Conversion of Non-voting Common Stock”),

in each case on a share-for-share basis into the voting securities to which the holders of the series 1 common stock are entitled, but which are otherwise identical to those voting securities.

References to Motorola mean Motorola, Inc., a Delaware corporation, or any affiliate thereof.

Votes Per Share

Except as specified below, on each matter to be voted on by the holders of series 1 common stock and series 2 common stock:

•	each outstanding share of series 1 common stock is entitled to one vote per share; and

•	each outstanding share of series 2 common stock is entitled to 1/10 of a vote per share.

In any vote in which the series 1 common stock and series 2 common stock are entitled to vote together as a separate class and are voting as a separate class, each share is entitled to one vote; except that in any vote in which the holders of series 1 common stock and series 2 common stock vote together as a separate class solely because the shares of series 1 common stock and series 2 common stock are the only voting securities of ours that are outstanding, or are the only securities of ours entitled to vote on the matter, and neither the law nor our articles of incorporation entitle the series 1 common stock and series 2 common stock to vote as a separate class, the vote per share as described in the paragraph immediately above will apply.

In addition, (1) if shares of only one series of Voting Common Stock are outstanding on the record date for determining the holders of Voting Common Stock entitled to vote on any matter, then each share of the outstanding series is entitled to one vote and (2) if either the series 1 common stock or series 2 common stock votes as a single class with respect to any matter, each share of that series is, for purposes of that vote, entitled to one vote on that matter.

In any vote in which the holders of the non-voting common stock are entitled to vote together as a separate class, each share of non-voting common stock is entitled to one vote.

Cumulative Voting

Our shareholders are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of series 1 common stock, series 2 common stock and non-voting common stock would be entitled to share in our remaining assets on a pro rata basis. Neither the merger nor consolidation of us, nor the transfer of all or part of our assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of us within the meaning of this paragraph.

Dividends

Generally

Dividends on our series 1 common stock, series 2 common stock and the non-voting common stock, which we refer to collectively as our common stock, may be declared and paid only out of the funds of the company legally available therefor.

The per share dividends on our common stock, when and if declared, will be an equivalent amount for all classes and series of our common stock and will be payable on the same date, except that if a dividend is paid in shares of our common stock, or in options, warrants or rights to acquire our common stock, or in securities convertible into or exchangeable into our common stock, the dividend on each series or class of our common stock will be paid in shares of that series or class of stock, or options, warrants or rights to acquire shares of that series or class of common stock, or securities convertible into or exchangeable for shares of that series or class of common stock.

Share Distributions

The board of directors may declare and pay dividends or distributions of shares of our common stock (or securities convertible into or exchangeable or exercisable for shares of our common stock) on shares of our common stock or preferred stock only as follows:

•

dividends or distributions of shares of series 1 common stock (or securities convertible into or exchangeable or exercisable for shares of series 1 common stock) on shares of series 1 common stock, as well as on preferred stock;

•

dividends or distributions of shares of series 2 common stock (or securities convertible into or exchangeable or exercisable for shares of series 2 common stock) on shares of series 2 common stock, as well as on preferred stock; and

•

dividends or distributions of shares of non-voting common stock (or securities convertible into or exchangeable or exercisable for shares of non-voting common stock) on shares of non-voting common stock, as well as on preferred stock.

Preemptive Rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock has any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Redemption of Shares Held By Aliens

Our articles of incorporation permit, by action of the board of directors, the redemption by us of shares of series 1 common stock and series 2 common stock held by aliens if necessary or advisable to comply with the foreign ownership limitations set forth in Section 310 of the U.S. Communications Act of 1934, as amended. The provisions permit series 1 common stock held by aliens to be redeemed at a price equal to the market price (i.e., the closing price of the series 1 common stock on the previous trading day) of the shares on the third business day before mailing the notice of redemption, except that the redemption price with respect to shares of series 1 common stock purchased by any alien after November 21, 1995 and within one year of the redemption date would not, unless otherwise determined by our board, exceed the purchase price paid for those shares by the alien. The provisions also permit series 2 common stock held by aliens to be redeemed at a price equal to the market price of a share of series 1 common stock on the redemption date.

We will give written notice of the redemption date at least 30 days before the redemption date to the record holders of the shares selected to be redeemed, except that the redemption date may be the date on which notice is given if the cash or redemption securities necessary to effect the redemption have been deposited in trust for the benefit of record holders and are subject to immediate withdrawal by them when they surrender their stock certificates.

The redemption price may be paid in cash, any of our or our subsidiaries’ debt or equity securities, or any combination of those securities or any combination of cash and those securities, provided that the securities, together with any cash to be paid as part of the redemption price, will, in the opinion of an investment banking firm of recognized national standing selected by our board of directors, have a market price, at the time notice of redemption is given, at least equal to the redemption price.

No Dilution or Impairment; Certain Tender Offers

Our articles of incorporation will not permit us to effect any reclassification, subdivision or combination of the outstanding shares of our common stock (including any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time shares of all series or classes of our common stock are reclassified, subdivided or combined on an equal per share basis so that the holders of shares of each series or class of common stock:

•	are entitled, in the aggregate, to the same percentage of the voting power as they had immediately before the reclassification, subdivision or combination; and

•

maintain all of the rights associated with that series or class of common stock set forth in our articles of incorporation, subject to the limitations, restrictions and conditions on those rights contained in our articles of incorporation.

In the case of any consolidation or merger of us with or into any other entity (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of the series 1 common stock) or any reclassification of the series 1 common stock into any other form of our capital stock, each holder of series 2 common stock will, after the consolidation, merger or reclassification, have the right to convert each share of series 2 common stock held by that holder into the kind and amount of shares of stock and other securities and property which that holder would have been entitled to receive upon the consolidation, merger or reclassification if that holder had converted its shares of series 2 common stock into series 1 common stock immediately before the consolidation, merger or reclassification.

Exclusionary Tender Offers

If the board of directors does not oppose a tender offer by a person other than a Cable Holder (as defined below) for our voting securities representing not less than 35% of our voting power, and the terms of the tender offer do not permit the holders of series 2 common stock to sell an equal or greater percentage of their shares as the holders of series 1 common stock are permitted to sell taking into account any proration, then each holder of series 2 common stock will have the right (but not the obligation) to deliver to us a written notice requesting conversion of certain shares of series 2 common stock designated by that holder into series 1 common stock. Subject to certain limitations set forth in our articles of incorporation, each share of series 2 common stock so designated will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of series 1 common stock.

“Cable Holder” means, generally, any of Tele-Communications, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, or Cox Communications, Inc., a Delaware corporation, or any of their affiliates or successors.

Issuer Tender Offers

We may not conduct an issuer tender offer (as defined in Rule 13e-4 under the Exchange Act) with respect to the series 1 common stock unless:

•	the tender offer provides for the participation of the holders of series 2 common stock on an equal basis with the series 1 common stock; and

•	we accept for repurchase the number of shares tendered by the holders of series 1 common stock and series 2 common stock in proportion to the number of shares of each series tendered.

This restriction will not prevent us from administering in good faith an “odd-lot” program in connection with the issuer tender offer and will not apply to customary acquisitions of series 1 common stock or series 2 common stock made by the company on the open market for purposes of maintaining our stock option plans.

Automatic Conversion of Series 2 Common Stock

Below One Percent Voting Power

If the total number of converted votes (i.e., treating the series 2 common stock as having one vote per share) represented by the aggregate number of issued and outstanding shares of series 2 common stock is below 1% of our outstanding voting power for more than 90 consecutive days (we refer to the date on which the 90-day period ends as the Conversion Trigger Date), then each outstanding share of series 2 common stock will automatically convert into one duly issued, fully paid and nonassessable share of series 1 common stock on the 90th day following the Conversion Trigger Date.

Certain Transfers

When the ownership of shares of series 2 common stock is transferred to someone other than a Cable Holder, each transferred share will automatically convert into one duly issued, fully paid and nonassessable share of series 1 common stock as of the date of the transfer.

Optional Conversion of Non-voting Common Stock

Under the circumstances described below, each share of non-voting common stock is convertible into one duly issued, fully paid and non-assessable share of series 1 common stock. On the occurrence, or expected occurrence, of any Voting Conversion Event (as defined below) with respect to holders of non-voting common stock other than Motorola, or any distribution, disposition or sale by Motorola, each share of non-voting common stock that is being or has been distributed, disposed of or sold will be convertible at the option of the holder into one duly issued, fully paid and nonassessable share of series 1 common stock. In addition, on the occurrence of a Motorola Conversion Event (as defined below), Motorola may, at its option, convert any or all of the shares of non-voting common stock held by it into one duly issued, fully paid and nonassessable share of series 1 common stock.

“Voting Conversion Event” means:

•	any public offering or public sale of our securities, including a public offering registered under the Securities Act and a public sale under Rule 144 of the Securities Act;

•

any sale of our securities to a person or group if, after the sale, that person or group would own or control securities which possess in the aggregate the voting power to elect a majority of the board of directors, if the sale has been approved by our board of directors or a committee of the board;

•

any sale of our securities to a person or group if, after the sale, that person or group would own or control securities (excluding any non-voting common stock being converted and disposed of in connection with the Voting Conversion Event) that possess in the aggregate the voting power to elect a majority of our board of directors;

•

any sale of our securities to a person or group if, after the sale, that person or group would not, in the aggregate, own, control or have the right to acquire more than 2% of the outstanding securities of any class of our voting securities; and

•

any distribution, disposition or sale of our securities to a person or group in connection with a merger, consolidation or similar transaction if, after the transaction, that person or group would own or control securities that constitute in the aggregate the voting power to elect a majority of the surviving corporation’s directors, if the transaction has been approved by our board of directors or a committee of the board.

“Motorola Conversion Event” means the existence of circumstances that, in Motorola’s judgment, constitute or are likely to cause or result in a material adverse development with respect to our and our subsidiaries’ business, properties, operations or financial condition and which otherwise cause conversion of the shares of non-voting common stock held by Motorola into shares of Voting Common Stock to be reasonably necessary to protect Motorola’s interests as our shareholder, provided that, notwithstanding the foregoing, in no event shall a Motorola Conversion Event be deemed to have occurred unless and until there shall have been a downgrade in our credit rating to below B-, as determined by Standard & Poor’s Ratings Services, or B3, as determined by Moody’s Investor’s Services.

Transfer Agent and Registrar

The transfer agent and registrar for the series 1 common stock and series 2 common stock is UMB Bank, n.a., Kansas City, Missouri.

Anti-takeover Provisions

The Kansas General Corporation Code, or KGCC, and our articles of incorporation and bylaws contain provisions that could discourage or make more difficult a change in control of the company without the support of our board of directors. A summary of these provisions follows.

Vote Required for Certain Business Combinations

Under the KGCC, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its articles of incorporation, no shareholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

Our articles of incorporation require that certain business combinations initiated by a beneficial owner of 10% or more of our voting stock, together with its affiliates and associates (collectively an “interested shareholder”), must be approved by the holders of 80% of the outstanding voting stock, unless (1) approved by a majority of continuing directors at a meeting where at least seven continuing directors are present, or (2) the consideration received by our shareholders in the business combination is not less than the highest price per share paid by the interested shareholder for its shares. The types of business combinations covered by this provision include:

•	a merger or consolidation of our company or any of our subsidiaries with an interested shareholder or its affiliate;

•

a sale, lease, exchange, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets with a fair market value of $1 million or more to or with an interested shareholder or its affiliate;

•

the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of our securities or securities of any of our subsidiaries in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more to an interested shareholder or its affiliate;

•	the adoption of a plan or proposal for our liquidation or dissolution proposed by an interested shareholder or its affiliate; or

•

any reclassification of securities or recapitalization of our company or other transaction that has the effect of increasing the proportionate share of our equity securities or equity securities of any subsidiary owned directly or indirectly by the interested shareholder or its affiliate.

In order to qualify as a continuing director, a director cannot be affiliated with an interested shareholder and must have been a director before the time the interested shareholder became an interested shareholder (or any successor director recommended by a majority of the continuing directors).

Restriction on Purchase of Equity Securities by Sprint Nextel

If the beneficial owner of 5% or more of a class of our equity securities has held any of the securities for less than two years, our articles of incorporation prohibit us from purchasing equity securities of the same class as the securities held for less than two years from the 5% security holder at a premium over market price unless we obtain the approval of the holders of a majority of the voting power of our outstanding capital stock, excluding the shares held by the 5% security holder.

The approval of shareholders is not required in connection with:

•	any purchase or other acquisition of securities made as part of a tender or exchange offer by us to purchase securities of the same class on the same terms to all holders of those equity securities;

•	any purchase, redemption, conversion or other acquisition by us of series 2 common stock from a holder of that stock pursuant to the provisions of our articles of incorporation; or

•	any purchase, redemption, conversion or other acquisition by us of non-voting common stock from a holder of that stock.

Notice Provisions Relating to Shareholder Proposals and Nominees

Our bylaws contain provisions requiring shareholders to give advance written notice to us of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. The notice must usually be received not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting. Under our bylaws, a special meeting of shareholders may be called only by the Chairman of the Board, the Chief Executive Officer and President or the board of directors.

Rights Plan

We have entered into a rights plan with UMB Bank, n.a. The rights plan was designed to provide our board of directors with sufficient time, flexibility and negotiating leverage to adequately evaluate strategic alternatives in an orderly manner as well as to ensure equal and fair treatment of our shareholders. Pursuant to the terms of the rights agreement, one-half of a right is attached to each share of series 1, series 2 and non-voting common stock outstanding.

The rights become exercisable upon the earlier of ten business days after a person or group has acquired, or obtained the right to acquire, in a transaction not approved by our board of directors, 15% or more of our voting power or ten business days after a person or group announces a tender or exchange offer for 15% or more of our voting power. The rights plan includes a “permitted offer” exception for a tender offer or exchange offer which meets certain criteria including the following:

•	the offer is for all outstanding shares of our common stock; and

•

the offer has been determined to be fair to shareholders and otherwise in our and our shareholders’ best interests by a majority of our directors who are not our officers after receiving advice from an investment banking firm.

Once the rights become exercisable, all rights owned by the acquiring person, and the acquiring person’s affiliates and associates, will be null and void.

If the rights become exercisable as the result of a tender offer, unless redeemed by us, each right will entitle the registered holder to purchase 1/1000th of a share of sixth series preferred stock at an exercise price of $275, subject to adjustment. Each share of sixth series preferred stock is entitled to a preferential quarterly dividend payment of the greater of $100 per share or 2,000 times the aggregate per share amount of all dividends declared per share on the series 1 common stock, other than a dividend payable in series 1 common stock, during the preceding quarter. In the event of our liquidation, the holders of shares of sixth series preferred stock will be entitled to a preferential liquidation payment of the greater of $1,000 per share, plus accrued dividends, or 2,000 times the aggregate amount to be distributed per share of common stock.

Once a person or group acquires 15% or more of the voting power, each right will entitle its holder to purchase, for the exercise price of the right, a number of shares of our Voting Common Stock or non-voting common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by us. However, at the option of our board of directors, until such time as an acquiring shareholder owns 50% or more of the voting power, we may exchange each right for two shares of our Voting Common Stock or non-voting common stock.

In addition, if we are acquired in a merger or other business combination transaction after the rights become exercisable, each right will entitle its holder to purchase, for the exercise price of the right, a number of shares of the acquiring entity’s common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by us.

We may redeem the rights at a price of $0.01 per right, payable in cash or other consideration deemed appropriate by our board of directors, at any time before the close of business on the 10th business day after a person or group obtains 15% or more of our voting power. The rights agreement and the rights may be amended in any respect by action of our board of directors, and without the approval of the holders of the rights, at any time before the rights become non-redeemable, except that the redemption price cannot be changed. After the rights can no longer be redeemed, our board of directors may not amend the rights agreement or the rights in any respect that would adversely affect the interests of the holders of rights without their approval. The rights expire on June 25, 2007, unless extended or earlier redeemed.

Business Combination Statute

Kansas law contains a “business combination” statute, which restricts “business combinations” between a domestic corporation and an “interested shareholder.” A “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An “interested shareholder” means any person, or its affiliate or associate, that owns or controls 15% or more of the outstanding shares of the corporation’s voting stock.

Under this statute, a domestic corporation may not engage in a business combination with an interested shareholder for a period of three years following the time the interested shareholder became an interested shareholder, unless:

•	before that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares held by specified employee stock ownership plans; or

•

at or after that time the business combination is approved by the board of directors and authorized at a shareholders’ meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The business combination restrictions of this statute do not apply if, among other things:

•

the holders of a majority of the corporation’s voting stock approve an amendment to its articles of incorporation or bylaws expressly electing not to be governed by the antitakeover provisions, which election will be effective 12 months after the amendment’s adoption and would not apply to any business combination with a person who was an interested shareholder at or before the time the amendment was approved; or

•

a shareholder becomes an interested shareholder “inadvertently” and as soon as possible thereafter divests itself of a sufficient number of shares so that such shareholder ceases to be an interested shareholder and would not, at any time within the three-year period immediately before a business combination between the corporation and such interested shareholder, have been an interested shareholder, but for the inadvertent acquisition.

We have not opted out of the Kansas business combination statute.

Control Share Acquisition Statute

Kansas law also contains a “control share acquisition statute” which provides, unless otherwise provided in a company’s articles of incorporation or bylaws, that any person or group must obtain shareholder approval before acquiring any shares of stock of a publicly traded Kansas corporation if, after the acquisition, that person would have a triggering level of voting power, beginning at 20%, as set forth in the statute. We amended our bylaws to opt out of the control share acquisition statute.

Blank Check Preferred

Our articles of incorporation provide for 20,000,000 shares of preferred stock, of which only 3,532,745 have been designated. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer or otherwise. To the extent our board causes shares of our preferred stock to be issued, the voting or other rights of a potential acquirer might be diluted. Our board of directors has the authority to issue shares of our preferred stock without any action by our shareholders. Any such issuance may have the effect of delaying, deterring or preventing a change of control of us.

DESCRIPTION OF SPRINT NEXTEL PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The prospectus supplement relating to any offering of preferred stock, or other securities convertible into or exchangeable or exercisable for preferred stock, will describe more specific terms of the preferred stock being offered, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend, and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation and the certificate of designation relating to the applicable series of preferred stock that we will file with the Kansas Secretary of State, each of which is or will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our articles of incorporation and the applicable certificate of designation for additional information before you purchase any shares of our preferred stock or securities convertible into or exchangeable or exercisable for our preferred stock.

General

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of preferred stock, no par value. The preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our articles of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors, without further action of our stockholders, has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law:

•	the number of shares and the distinctive designation of the series;

•	the dividend rights;

•	any redemption rights, terms and prices;

•	the terms of any retirement or sinking funds;

•	the rights, terms and prices, if any, by which the shares may be convertible into, or exchangeable for, other shares;

•	the voting power, if any; and

•	any other terms, conditions, special rights and protective provisions.

Preferred Stock—Sixth Series, Junior Participating

Designation

In connection with the adoption of our rights agreement, our board of directors designated a class of preferred stock as the “Preferred Stock-Sixth Series, Junior Participating,” which we refer to as the sixth series preferred stock. Our articles of incorporation authorize 3,000,000 shares of the sixth series preferred stock. No shares are currently outstanding. The sixth series preferred stock will only be issued under the circumstances contemplated under “Description of Sprint Nextel Common Stock—Rights Plan” above.

Dividends and Liquidation

Each share of the sixth series preferred stock will be entitled, when declared by our board of directors out of funds legally available, to a preferential quarterly dividend payable in cash on January 1, April 1, July 1 and October 1 of each year in an amount equal to the greater of:

•	$100 per share, or

•	2,000 times the aggregate per share amount of all dividends, other than a dividend payable in series 1 common stock, declared on the series 1 common stock during the preceding quarter.

In the event of our liquidation, dissolution or winding up, the holders of shares of the sixth series preferred stock will be entitled to a preferential liquidation payment equal to the greater of:

•	$1,000 per share, plus accrued dividends, or

•	2,000 times the aggregate amount to be distributed per share of series 1 common stock.

Voting and Other Rights

Each share of the sixth series preferred stock will have 2,000 votes and will vote together with, and on the same matters as, the series 1 common stock and the series 2 common stock.

In the event of any merger, consolidation or other transaction involving us in which shares of series 1 common stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of the sixth series preferred stock will be entitled to receive 2,000 times the amount received per share of series 1 common stock.

The dividend, liquidation, voting and other rights of the sixth series preferred stock are subject to adjustment if there is a dividend on the series 1 common stock paid in shares of series 1 common stock or a subdivision or combination of the shares of series 1 common stock.

Rank

The sixth series preferred stock will rank junior to all other series of the preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provide otherwise.

Fractional Shares

Shares of the sixth series preferred stock may be issued in fractions of a share which will entitle the holder, in proportion to that holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of the sixth series preferred stock.

Other Designated Preferred Stock

As of October 31, 2006, the following series of preferred stock were also designated:

•	300,000 shares of preferred stock-seventh series, convertible; and

•	232,745 shares of preferred stock-ninth series zero coupon convertible due 2013.

None of these shares are outstanding. We redeemed all of our outstanding shares of preferred stock-seventh series, and we cannot re-issue shares of our preferred stock-seventh series as shares of the same series. In addition, we have no plans to issue new shares of either our preferred stock-seventh series or our preferred stock-ninth series.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of our preferred stock represented by depositary shares. The prospectus supplement relating to the offering of depositary shares will describe more specific terms of the depositary shares being offered, including the number of shares offered, the initial offering price and the powers, preferences and other rights of the underlying preferred stock and any general terms outlined in this section that will not apply to those depositary shares.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable deposit agreement (including the depositary receipt), the form of which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the form of deposit agreement (including the depositary receipt) for additional information before you buy any of our depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. The forms of deposit agreement and depositary receipt will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will be issued evidencing only whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will then be prepared without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute the securities or property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, and the distribution of the net proceeds. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder, upon his or her order, a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days’ prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and, if shares of a series of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures to be entered into between us and The Bank of New York Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

We have summarized the material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part and you should read the indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indentures. You can obtain copies of the indentures by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our”, “we” and similar terms mean Sprint Nextel Corporation, excluding its subsidiaries.

In addition, the material specific financial, legal and other terms, as well as any material U.S. federal income tax consequences, of a particular series of debt securities will be described in the prospectus supplement relating to that series of debt securities. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the aggregate principal amount of debt securities that we may issue and each indenture provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless otherwise specified in a prospectus supplement for a particular series, we may issue additional debt securities of such series without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. Neither indenture limits our ability to incur other debt and neither contains financial or similar restrictive covenants, except as described below.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Unless otherwise specified in a prospectus supplement for a particular series, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under outstanding debt securities largely will be dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are primarily a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

We, together with Sprint Capital Corporation and Nextel Communications Inc., two of our wholly-owned subsidiaries, have a five-year $6.0 billion revolving credit facility. We, Sprint Capital and Nextel Communications are jointly and severally obligated in respect of all borrowings under the facility. In addition, although we have issued some of our outstanding senior notes, the majority of the other long-term debt and capital lease obligations reflected in our consolidated financial statements has been issued by wholly-owned subsidiaries of ours and has been fully and unconditionally guaranteed by us. The indentures and financing arrangements of certain of our subsidiaries contain provisions that limit cash dividend payments on subsidiary common stock held by us. The transfer of cash in the form of advances from the subsidiaries to us is generally not restricted.

A prospectus supplement relating to the debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and series of the debt securities;

•	the principal amount of the series of debt securities and whether there will be any limit upon the aggregate principal amount of such debt securities;

•

the person to whom interest, if any, on the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest, if any;

•	the date or dates on which the principal of the debt securities will be payable, or the method or methods, if any, by which such date or dates will be determined;

•	the rate of interest, if any, which may be fixed or floating, at which the debt securities will bear interest, or the method of determining the rate, if any;

•

whether payments of the principal of, and premium and interest, if any, on the debt securities will be determined by any index, formula or other method and the manner of determining the amount of these payments;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest, if any, will be payable and the related record dates;

•	the place or places where the principal of, and premium and interest, if any, on the debt securities will be payable if other than the location specified in this prospectus;

•	if such debt securities are to be redeemable at our option, any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency or currency unit in which principal, and premium and interest, if any, on the debt securities will be paid if other than U.S. dollars;

•

the currency or currency units in which the debt securities will be payable, if, at the election of us or a holder thereof, the principal of, and premium and interest, if any, on the debt securities is to be paid in one or more currencies or currency units other than that in which such debt securities are stated to be payable, and the terms and conditions upon which such election may be made and the amount so payable;

•

provisions specifying whether the debt securities will be convertible into other securities of ours and/or exchangeable for securities of ours or other issuers and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities, and, if subordinated debt securities, the specific subordination provisions applicable thereto if different from the provisions set forth in this prospectus;

•

the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof as described below under the caption “—Events of Default—Remedies,” if other than the entire principal amount thereof;

•	whether the debt securities, in whole or any specified part, will not be defeasible as described below under the caption “—Defeasance;”

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture or in this prospectus;

•	whether the debt securities will be issued with warrants to purchase other securities;

•

any term applicable to original issue discount debt securities, if any, including the rate or rates at which such original issue discount debt securities, if any, shall accrue, and any necessary or desirable conforming changes to other provisions of the indentures; and

•	any other material terms of the debt securities not specified in this prospectus.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the indentures and the debt securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. Upon any payment by us or distribution of assets of ours of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of ours, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities.

Accordingly, the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution that would be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of our liquidation or insolvency, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities applicable to such senior indebtedness until the principal of, and any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of our default in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness without giving effect to any cure or grace period, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all of our indebtedness outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with or junior to our subordinated debt securities, (3) our indebtedness to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and (5) trade accounts payable. Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Payment; Transfer

Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled to the interest as it appears on the applicable security register. We will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to us or, in the absence of certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Restrictive Covenants

Under the indentures, we will not directly or indirectly create, incur or allow to exist any Lien (a) securing our indebtedness for borrowed money on any property or assets of ours or any property or assets of our subsidiaries, now owned or acquired at a later time, or (b) securing any indebtedness for borrowed money on any of our property or assets now owned or acquired at a later time, in either case, unless:

•

we have made or will make effective provision whereby the outstanding debt securities are equally and ratably secured with (or prior to) all other indebtedness for borrowed money secured by such Lien for so long as any such other indebtedness for borrowed money is so secured;

•	the Lien is a Permitted Lien; or

•	the aggregate principal amount of indebtedness secured by the Lien and any other such Lien, other than Permitted Liens, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

Definitions. Under the indentures:

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Tangible Assets” means our consolidated total assets as reflected in our most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

•	current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

•

goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, priority or other security agreement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Permitted Liens” means:

(1) Liens existing on the date that the applicable securities are issued;

(2) Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

(3) Liens securing indebtedness owed by any of our subsidiaries to us or any of our subsidiaries;

(4) Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

•	the entity becomes a subsidiary of ours;

•	the entity is merged into or consolidated with us or a subsidiary of ours; or

•	we or a subsidiary of ours acquires all or substantially all of the assets of the entity,

as long as the Liens do not extend to any other property of ours or property of any other subsidiary of ours;

(5) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

(6) Liens on our property or the property of any of our subsidiaries securing

•	contingent obligations on surety and appeal bonds, and

•	other nondelinquent obligations of a similar nature,

in each case, incurred in the ordinary course of business;

(7) Liens on property securing Capital Lease Obligations, provided that

•	the Liens attach to the property within 270 days after the acquisition thereof, and

•	the Liens attach solely to the property acquired in connection with the Capital Lease Obligations;

(8) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended to provide collateral to the depository institution;

(9) Liens on personal property to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our subsidiaries;

(10) Liens on our property or the property of any of our subsidiaries securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

(11) any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (10) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) and (10) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

Events of Default

Definition. Each indenture defines an Event of Default with respect to debt securities of any series issued thereunder as any one of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due, regardless of whether, in the case of the subordinated debt securities, such payment is permitted by any subordination provisions in the subordinated indenture;

(2) failure to pay any interest on any debt security of that series for 30 days after payment was due, regardless of whether, in the case of the subordinated debt securities, such payment is permitted by any subordination provisions in the subordinated indenture;

(3) failure to deposit any mandatory sinking fund payment, when due, in respect of any debt security of that series, regardless of whether, in the case of the subordinated debt securities, such deposit is permitted by the subordination provisions in the subordinated indenture;

(4) failure to perform any other covenant in the applicable indenture, other than a covenant included solely for the benefit of series of debt securities other than that series, continued for 60 days after written notice as provided in the indenture;

(5) certain events of bankruptcy, insolvency or reorganization; and

(6) any other Event of Default provided with respect to debt securities of that series.

Remedies. If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice as provided in the applicable indenture. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clause (5) with respect to any debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, in accordance with the indenture, rescind and annul the acceleration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

Obligations of Trustee. Each indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Under each indenture we must furnish to the trustee annually a statement regarding the performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

Modifications and Amendments. We and the trustee may modify and amend either indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities affected by the modification or amendment.

Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each outstanding debt security affected:

•	change the date specified in the debt security for the payment of the principal of, or any installment of principal of, or mandatory sinking fund or any premium or interest on, the debt security,

•	reduce the principal amount of, or any premium or interest on, any debt security,

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that debt security,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

•	modify conversion rights in a manner adverse to the holders of the debt securities,

•	modify any of the provisions of the subordinated indenture relating to subordination in a manner adverse to the holders of the subordinated debt securities, or

•

reduce the percentage in principal amount of outstanding debt securities, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

Each indenture permits, with certain exceptions as noted above or as therein provided, the amendment thereof and the modification of our rights and obligations and the rights of the holders of each series of debt securities to be effected under the applicable indenture at any time by us and the trustee with the consent of certain holders of our debt securities. With respect to any such series of debt securities, the required consent could be obtained from either the holders of a majority in principal amount of the debt securities of that series, or from the holders of a majority in principal amount of the debt securities of that series and all other series affected by that amendment, voting as a single class.

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our company, or surrender any of our rights, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities;

•	to provide for the issuance of additional securities in accordance with the indenture;

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•

to evidence and provide the acceptance of any successor trustee with respect to the debt securities of one or more series or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default for the benefit of the holders of all or any series of debt securities;

•

to add to or change any of the provisions of the indentures to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registerable or not registerable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of the indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination:

•

shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such debt security with respect to such provision, or

•	shall become effective only when there is no such debt security outstanding;

•	to secure one or more series of the debt securities;

•

to provide for the appointment of an authenticating agent or agents with respect to one or more series of debt securities which shall be authorized to act on behalf of the trustee to authenticate debt securities of such series issued upon original issue and upon exchange, registration of transfer or partial redemption of debt securities of such series;

•

to make any provisions with respect to the optional conversion rights of holders, including providing for the conversion of the debt securities into any other security or securities of ours, provided that such provisions are not adverse to the interests of the holders of any debt securities then outstanding;

•	to add any guarantee of one or more series of the debt securities; or

•

to amend or supplement any provision contained in the indentures or in any supplemental indenture, provided that no such amendment or supplement shall, in the opinion of our board of directors, as evidenced by a resolution of our board of directors, materially adversely affect the interests of the holders of any debt securities then outstanding.

Waivers. The holders of a majority in principal amount of the outstanding debt securities of any series issued under either indenture may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

With respect to any series of debt securities issued under either indenture, in addition to obtaining waivers from the holders of a majority in principal amount of outstanding debt securities of that series as provided under the preceding paragraph, a waiver of compliance with the applicable indenture or of past defaults under the applicable indenture can also be obtained from the holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under that indenture or the other indenture or any other indenture of ours providing for such aggregated voting, all voting as a single class.

Consolidation, Merger and Conveyances

We may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, only if:

•

we are the continuing corporation or the successor entity is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and assumes our obligations under the debt securities and the indentures pursuant to a supplemental indenture reasonably satisfactory to the trustee, provided that in the case when such successor entity is not a corporation, a co-obligor of the debt securities is a corporation,

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

•	certain other conditions specified in the indenture are met.

Upon complying with the foregoing conditions and the successor entity assuming all of our obligations under the indentures, such entity will be bound by the indentures and have all of our rights and powers thereunder as if it were an original party to the indentures, and, except in the case of a lease, all of our obligations under the indentures will terminate.

Defeasance

Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the debt securities.

Each indenture provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to all or any series of debt securities with certain limited exceptions described below, which we refer to as full defeasance, or

•

to be released from our respective obligations with respect to all or any series of debt securities under the restrictive covenants in the applicable indenture and the related Events of Default, which we refer to as covenant defeasance.

In order to accomplish full defeasance or covenant defeasance, we must deposit with the trustee, or other qualifying trustee, in trust, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities to be defeased on the applicable due dates or redemption dates for the payments. Such a trust may be established only if, among other things, we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable indenture. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding debt securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on debt securities when due as set forth in each indenture, and obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee.

The applicable prospectus supplement may further describe additional provisions, if any, permitting full defeasance or covenant defeasance with respect to the debt securities.

Discharge

We may satisfy and discharge our obligations under either indenture by delivering to the trustee for cancellation all debt securities outstanding under that indenture or by depositing with the trustee or the paying agent, no earlier than one year before the debt securities become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us.

Regarding the Trustee

We have had a normal business banking relationship, including the maintenance of accounts and the borrowing of funds, with The Bank of New York Trust Company, N.A., who will be the original trustee under each indenture, and its affiliates. The address of the trustee is 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606; Attention: Corporate Trust Services. The trustee may own our debt securities, and transact other business with us, subject to the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No recourse for payment of the principal of, or premium or interest, if any, on any of the debt securities, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours contained in the indentures, or in any of the debt securities, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of ours or of any successor person, either directly or through us or any successor person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the indentures and the issuance of the debt securities.

Governing Law

New York law will govern the indentures and the debt securities.

Global Securities

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for that global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or a nominee of that successor depositary.

Book-Entry System

Initially, the debt securities will be registered in the name of Cede & Co., the nominee of The Depository Trust Company, which we refer to as the depositary. Accordingly, beneficial interests in the debt securities will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants.

Upon the issuance of a book-entry security, the depositary for that book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that book-entry security to the accounts of persons that have accounts with that depositary, or participants. Those accounts will be designated by the initial purchasers of the debt securities. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with participants either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants in that book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

So long as the depositary or its nominee is the registered owner of a book-entry security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by that book-entry security for all purposes under the indentures. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by that book-entry security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the indentures.

Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing those debt securities. We expect that the depositary for the debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for those debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the book-entry security held through those persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of the participants and indirect participants. None of us, the trustee, any authenticating agent, any paying agent, or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If the depositary for the debt securities notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, we will appoint a successor depositary. If a successor is not appointed within 90 days, we will issue debt securities in definitive registered form in exchange for the book-entry security representing the debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities issued in the form of one or more book-entry securities will no longer be represented by that book-entry security or securities and, in that event, we will issue debt securities in definitive registered form in exchange for the book-entry security or securities. Further, if we so specify with respect to the debt securities, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default, with respect to the debt securities has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing the debt securities may receive debt securities in definitive registered form. In that case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities represented by and in exchange for that book-entry security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

The Depository Trust Company

The Depository Trust Company, or DTC, has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organization. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the DTC and its participants are on file with the SEC.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•

the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock, or any of the other securities that we may sell under this prospectus, at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase or sell the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things:

•	the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts;

•	any special United States federal income tax considerations applicable to the purchase contracts; and

•	any material provisions governing the purchase contracts that differ from those described above.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement may describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

EXPERTS

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Sprint Nextel’s annual report on Form 10-K/A for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and financial statement schedule refers to the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005, June 30, 2006 and 2005, and September 30, 2006 and 2005, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006 and Sprint Nextel’s quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003 included in its current report on Form 8-K filed September 18, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Nextel Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated in this prospectus by reference in the Current Report on Form 8-K dated August 18, 2005 (as amended by the Current Report on Form 8-K/A dated December 5, 2005) of Sprint Nextel Corporation have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated balance sheet of Nextel Communications, Inc. and subsidiaries as of June 30, 2005, and the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2005 and 2004, and of cash flows for the six-month periods ended June 30, 2005 and 2004, and the condensed consolidated statement of changes in stockholders’ equity for the six-month period ended June 30, 2005 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting

Oversight Board (United States) for a review of such information. However, as stated in their report included in the Current Report on Form 8-K/A dated December 5, 2005 of Sprint Nextel Corporation and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Jones Day.